Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
THIRD QUARTER RESULTS FOR FISCAL 2006
LAUREL, Miss. (August 29, 2006) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2006.
     Net sales for the third quarter of fiscal 2006 were $281.0 million compared with $277.0 million for the same period a year ago. For the quarter, the Company reported net income of $3.3 million, or $0.16 per diluted share, compared with $24.0 million, or $1.19 per diluted share, for the third quarter of fiscal 2005.
     Net sales for the first nine months of fiscal 2006 were $756.3 million compared with $790.7 million for the first nine months of fiscal 2005. The net loss for the first nine months of fiscal 2006 totaled $22.0 million, or $1.09 per diluted share, compared with net income of $60.6 million, or $3.01 per diluted share, for the first nine months of last year.
     Net income for the quarter and the net loss for the nine months ended July 31, 2006 reflect an income tax benefit of approximately $2.1 million, or $0.10 per share. This federal income tax benefit relates to certain tax credits available to companies operating in the areas of south Mississippi, Louisiana and Alabama impacted by Hurricane Katrina. Net sales for the three and nine months ended July 31, 2005 include a reclassification of certain sales expenses to cost of sales from net sales in order to conform with the classification in the current period. The reclassification of these expenses to cost of sales from net sales were $12.4 million and $33.6 million, respectively, during the three and nine months ended July 31, 2005.
     “Our performance during the third quarter of fiscal 2006 reflects improved market conditions during June and July compared to the first seven months of the year,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “While market prices for all poultry products were lower during the quarter than the prices we experienced during the third quarter of last year, they have improved compared with the first two quarters of fiscal 2006. The production cuts we announced in May have been implemented and, as reflected in our lower selling, general and administration costs for the quarter, we continue to look for additional ways to lower our costs.”
     According to Sanderson, as measured by a simple average of the Georgia dock price for whole chickens, prices were lower by approximately 6.8 percent in the Company’s third fiscal quarter compared with the same period in 2005, and were lower by 6.1 percent for the first nine months of the fiscal year compared with the year-earlier period. Boneless breast meat prices during the quarter averaged 7.7 percent lower than the prior-year period, and averaged 19.9 percent lower for the first nine months of the year compared with the prior year. Wing prices averaged 86.7 cents per pound through the first nine months of the fiscal year, down 10.5 percent from the average of 96.8 per pound for the first nine months of fiscal 2005. The average market price for bulk leg quarters decreased approximately 22.5 percent for the quarter and 25.6 percent for the nine-month period in fiscal 2006 compared with the same periods last year. At the same time, prices for corn and soybean meal, the Company’s primary feed ingredients, increased 6.3 percent and remained flat, respectively, compared with the third quarter a year ago.
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Sanderson Farms Reports Third Quarter 2006 Results

August 29, 2006
     “We continue to be pleased with the progress at our new facility in Moultrie, Georgia,” added Sanderson. “As we announced in May, we delayed the increase to full production in Georgia in response to market conditions that existed this spring. All of the production related assets are in place to reach full production in Georgia, and we expect to be processing 1.2 million head per week by October. We expect the other cuts in production announced in May to remain in place at least through the end of the calendar year. Although the assets necessary for an additional 150,000 head per week capacity at our Collins, Mississippi plant are in place, and the Collins feed mill is now operational, we will delay that addition until our other production cuts are restored. Following the announced ninety-day delay in the building of our new Waco, Texas, facility, we have now started construction. We are pleased with our progress to date, and look forward to beginning operations in Waco during our fourth fiscal quarter of 2007.
     “We are obviously pleased that market conditions have improved substantially since the spring, and are cautiously optimistic that production cuts announced by major producers and improved export demand have better balanced supply and demand, at least for the short-term. On the cost side, our grain costs for fiscal 2006 will be between $8.0 and $10.0 million higher when compared with fiscal 2005, which is slightly better than previously estimated. Looking ahead, conditions through most of the country appear favorable for an above average crop of corn and soybeans in the United States. We will continue to monitor pricing trends with respect to evaluating our cost structure for fiscal 2007,” Sanderson concluded.
     Sanderson Farms will hold a conference call to discuss this press release today, August 29, 2006, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 29, 2006. Those without internet access or who prefer to listen via telephone may call 800 474-8920, access code 4853212.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2005 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended July 31, 2006.
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Sanderson Farms Reports Third Quarter 2006 Results

August 29, 2006
SANDERSON FARMS, INC. AND SUBSIDIARIES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2006	2005	2006	2005
Net sales	$280,976	$277,011	$756,261	$790,726
Costs and expenses:
Cost of sales	265,732	219,665	753,766	644,648
Selling, general and administrative	12,236	18,406	39,987	47,818

	277,968	238,071	793,753	692,466

Operating income	3,008	38,940	(37,492)	98,260

Other income (expense):
Interest income	42	331	191	952
Interest expense	(1,089)	(58)	(1,725)	(376)
Other	36	7	90	75

	(1,011)	280	(1,444)	651

Income before income taxes	1,997	39,220	(38,936)	98,911
Income tax expense	(1,292)	15,198	(16,970)	38,328

Net income	$3,289	$24,022	$(21,966)	$60,583

Basic earnings per share	$.16	$1.20	$(1.09)	$3.03

Diluted earnings per share	$.16	$1.19	$(1.09)	$3.01

Dividends per share	$.12	$0.10	$.36	$0.30

Weighted average shares outstanding:
Basic	20,067	20,032	20,066	19,999

Diluted	20,151	20,149	20,066	20,130

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Sanderson Farms Reports Third Quarter 2006 Results

August 29, 2006
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 31,	October 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,254	$34,616
Accounts receivable, net	43,741	38,833
Receivable from insurance companies	2,947	14,892
Refundable income taxes	4,715	0
Inventories	91,643	84,713
Prepaid expenses	15,292	11,599

Total Current Assets	161,592	184,653
Property, plant and equipment	568,788	508,912
Less accumulated depreciation	(268,434)	(249,586)

	300,354	259,326
Other assets	2,387	1,812

Total assets	$464,333	$445,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$52,985	$72,616
Current maturities of long-term debt	4,413	4,406

Total current liabilities	57,398	77,022

Long-term debt, less current maturities	72,373	6,511
Claims payable	2,900	2,900
Deferred income taxes	12,445	13,705
Stockholders’ equity	319,217	345,653

Total liabilities and stockholders’ equity	$464,333	$445,791

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